Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Immunome, Inc. for the registration of 21,690,871 shares of its common stock and to the incorporation by reference therein of our report dated March 16, 2023, with respect to the financial statements of Immunome, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

November 16, 2023